Exhibit 99.1

Contact: Monique Greer 720-540-5268 mgreer@allos.com

Allos Therapeutics Reports Fourth Quarter and Full Year 2009 Financial Results

— Conference Call Scheduled for Today at 4:30 p.m. ET —

WESTMINSTER, Colo., March 1, 2010 — Allos Therapeutics, Inc. (Nasdaq: ALTH) today reported financial results for the fourth quarter and full year ended December 31, 2009.

On September 24, 2009, Allos obtained accelerated approval for FOLOTYN™ (pralatrexate injection) from the U.S. Food and Drug Administration (FDA) for the treatment of patients with relapsed or refractory peripheral T-cell lymphoma (PTCL). This approval was based on overall response rate from our pivotal PROPEL trial. Clinical benefit such as improvement in progression free survival or overall survival has not been demonstrated. FOLOTYN is the first and only drug approved by the FDA for this indication and represents a new treatment option for patients with relapsed or refractory PTCL. Allos began making FOLOTYN available for commercial sale in the U.S. on October 5, 2009 and commenced the commercial launch of FOLOTYN in January 2010.

“2009 was a transformational year for Allos, as we achieved a significant milestone by obtaining accelerated approval for FOLOTYN for use as a single agent for the treatment of patients with relapsed or refractory peripheral T-cell lymphoma,” said Paul L. Berns, president and chief executive officer of Allos Therapeutics. “We are encouraged by the initial trial, use and adoption of FOLOTYN during the fourth quarter of 2009. For 2010, we are focused on driving growth in U.S. sales of FOLOTYN for relapsed or refractory PTCL, as well as exploring the potential utility of FOLOTYN in additional indications. With a prioritized product development and commercialization plan for FOLOTYN, a solid financial position and worldwide rights to FOLOTYN for all indications, we believe we have established a strong foundation for continued progress.”

Fourth Quarter and Full Year 2009 Financial Results

Allos sells FOLOTYN to pharmaceutical wholesale distributors who then resell FOLOTYN to health care providers for their patients.

•                  Non-GAAP gross product sales to wholesale distributors were $4.9 million for the fourth quarter of 2009.

•                  GAAP gross product sales, or sell-through sales, were $4.2 million for the fourth quarter of 2009, which represents the amount of FOLOTYN sold through from wholesale distributors to health care providers.

•                  GAAP net product sales were $3.6 million for the fourth quarter of 2009, which represents the $4.2 million of sell-through sales net of $0.6 million of distributor service fees and estimated accruals for government rebates and chargebacks. Given the limited sales history for FOLOTYN, Allos currently cannot reliably estimate expected returns at the time of shipment to its wholesale distributors. Therefore, in accordance with GAAP,

Allos defers revenue recognition of sales to wholesale distributors until the product is sold-through from its wholesale distributors to health care providers. As such, Allos has recorded deferred revenue of $0.7 million as of December 31, 2009, which represents the difference between the $4.9 million of non-GAAP gross product sales to wholesale distributors and $4.2 million of GAAP sell-through sales.

Total operating costs and expenses for 2009 were $77.6 million. Net cash used in operating activities, together with a $5.8 million license milestone payment upon FDA approval for FOLOTYN, was $68.0 million for the full year 2009, in line with Allos’ prior guidance of $65 to $70 million dollars. As of December 31, 2009, Allos’ cash, cash equivalents and investments in marketable securities totaled $158.5 million.

For the year ended December 31, 2009, Allos reported a net loss of $73.6 million, or $0.81 per share, compared to a net loss of $51.7 million, or $0.69 per share, for 2008. Net loss in the fourth quarter ended December 31, 2009 was $22.9 million, compared to a net loss of $14.7 million for the same period in 2008.

Cost of sales for the fourth quarter of 2009 were $408,000 and consisted of royalties under our license agreement for FOLOTYN and costs for warehousing and shipping.

Research and development (R&D) expenses for the fourth quarter and full year 2009 were $7.9 million and $32.6 million, respectively, compared to $8.1 million and $30.6 million for the corresponding periods in 2008.

Selling, general and administrative (SG&A) expenses for the fourth quarter and full year 2009 were $18.1 million and $44.4 million, respectively, compared to $7.3 million and $23.0 million for the corresponding periods in 2008. These increases in SG&A expenses were primarily related to the development of commercial operations and other infrastructure to support the U.S. launch of FOLOTYN.

Non-GAAP financial information is utilized by Allos’ management to provide a useful measure of operating performance of the company. Non-GAAP financial information herein includes the effect of deferred revenue related to gross product sales. Reconciliation between the non-GAAP and the GAAP financial measures is included in the narrative above.

Financial Guidance for 2010

For 2010, total operating costs and expenses are expected to approximate $120 to $130 million, excluding non-cash stock-based compensation expense. Stock-based compensation expense is expected to approximate $13 to $15 million. The projected increase in 2010 total operating costs and expenses, compared to 2009, primarily relates to expected increases in:

•                  SG&A expenses, including sales and marketing expenses to drive sales of FOLOTYN, as well as medical affairs expenses in support of educational programs for the PTCL community,

•                  R&D expenses, including costs for ongoing and planned clinical trials involving FOLOTYN, including the post-approval studies required by the FDA, and

•                  Cost of sales due to the projected growth in FOLOTYN sales.

Actual financial results for 2010 will vary based upon many factors, including the growth of FOLOTYN sales and rate of patient enrollment in FOLOTYN clinical trials that are ongoing and planned for initiation in 2010.

Target Milestones for 2010:

•                  Drive growth in U.S. sales of FOLOTYN for relapsed or refractory PTCL.

•                  Execute FOLOTYN strategic life-cycle plan:

•                  Advance patient enrollment in ongoing clinical trials investigating the potential utility of FOLOTYN in various hematologic malignancies and solid tumors

•                  Initiate Phase 3 trial of sequential FOLOTYN in previously untreated patients with PTCL who have demonstrated a response to CHOP or a CHOP-like regimen

•                  Initiate Phase 1 trial to determine the maximum tolerated dose for the combination of FOLOTYN with bexarotene to be completed prior to the start of the Phase 3 CTCL trial

•                  Report top line results from randomized Phase 2b non-small cell lung cancer trial in the second quarter of 2010. The objective of this investigational Phase 2b trial is to assess the treatment effect of FOLOTYN in certain pre-defined cohorts of patients with advanced NSCLC where FOLOTYN may have the potential to provide clinical benefit relative to erlotinib. The outcome of this study is intended to inform the design of a global Phase 3 registration trial.

•                  Submit a marketing authorization application (MAA) in Europe for FOLOTYN for the treatment of patients with relapsed or refractory PTCL in the fourth quarter of 2010.

Fourth Quarter 2009 and Recent Highlights

U.S. Commercial:

•                  Established a U.S. commercial organization and commenced the commercial launch of FOLOTYN in January 2010.

•                  Established ASAP (Allos Support for Assisting Patients), a patient assistance program to provide reimbursement resources.

•                  Announced that FOLOTYN was added to the NCCN Clinical Practice Guidelines in Oncology™ for Non-Hodgkin’s Lymphomas as a suggested treatment regimen for all patients with second-line PTCL.

Clinical Development:

•                  Reported updated results from pivotal PROPEL study of FOLOTYN in patients with relapsed or refractory PTCL at the 51st Annual Meeting of the American Society of Hematology (ASH). The results demonstrated that patients treated with FOLOTYN achieved an overall response rate of 29%, with 63% of patients responding within the first cycle of therapy. The median duration of response was 10.1 months and median overall survival was 14.5 months.

•                  Reported updated results from ongoing dose finding investigational Phase 1 trial of single-agent FOLOTYN in patients with relapsed or refractory cutaneous T-cell lymphoma (CTCL) at ASH.

•                  Reported updated results from investigational Phase 1/2 trial of FOLOTYN and gemcitabine in patients with relapsed or refractory non-Hodgkin’s lymphoma and

Hodgkin’s lymphoma at ASH.

Corporate:

•                  Launched COMPLETE (Comprehensive Oncology Measures for Peripheral T-cell Lymphoma Treatment), an international registry designed to address the urgent need to better understand treatment patterns and outcomes for patients with PTCL.

•                  Announced the issuance of a U.S. patent for the use of FOLOTYN for the treatment of T-cell lymphoma.

•                  Completed a public offering of common stock, raising net proceeds of approximately $93 million to strengthen Allos’ balance sheet.

Conference Call Information

Allos will host a conference call to review its fourth quarter and full year 2009 results on Monday, March 1, 2010 at 4:30 p.m. EST. Participants can access the call at 1-877-941-9205 (U.S. and Canada) or +480-629-9835 (international). To access the live audio webcast or the subsequent archived recording, visit the “Investors - Presentations and Events” section of Allos’ website at www.allos.com. Webcast and telephone replays of the conference call will be available approximately two hours after the completion of the call. Callers can access the replay by dialing 800-406-7325 (domestic) or 303-590-3030 (international). The passcode is 4230206#. The webcast will be recorded and available for replay on Allos’ website until March 15, 2010.

About Allos Therapeutics

Allos Therapeutics, Inc. (Nasdaq: ALTH) is a biopharmaceutical company committed to the development and commercialization of innovative anti-cancer therapeutics. Allos is currently focused on the development and commercialization of FOLOTYNTM (pralatrexate injection), a folate analogue metabolic inhibitor. FOLOTYN is the first and only drug approved in the U.S. for the treatment of patients with relapsed or refractory peripheral T-cell lymphoma. Allos is also developing FOLOTYN in other potential indications. Allos retains exclusive worldwide rights to FOLOTYN for all indications. Allos is headquartered in Westminster, CO. For additional information, please visit www.allos.com.

Important Safety Information

Warnings and Precautions:

FOLOTYN may suppress bone marrow function, manifested by thrombocytopenia, neutropenia, and anemia. Monitor blood counts and omit or modify dose for hematologic toxicities.

Mucositis may occur. If > Grade 2 mucositis is observed, omit or modify dose.

Patients should be instructed to take folic acid (1.0 -1.25 mg orally on a daily basis) and receive vitamin B12 (1 mg intramuscularly every 8-10 weeks) to potentially reduce treatment-related hematological toxicity and mucositis.

FOLOTYN can cause fetal harm. Women should avoid becoming pregnant while being treated with FOLOTYN, and pregnant women should be informed of the potential harm to the fetus.

Use caution and monitor patients when administering FOLOTYN to patients with moderate to severe renal function impairment.

Elevated liver function test abnormalities may occur and require monitoring. If liver function test abnormalities are > Grade 3, omit or modify dose.

Adverse Reactions:

The most common adverse reactions observed in PROPEL were mucositis (70%), thrombocytopenia (41%), nausea (40%), and fatigue (36%). The most common serious adverse events (>3%), regardless of causality, were pyrexia, mucositis, sepsis, febrile neutropenia, dehydration, dyspnea and thrombocytopenia. Forty-four percent of patients experienced a serious adverse event while on study or within 30 days after their last dose of FOLOTYN. Twenty-three percent of patients discontinued treatment due to adverse reactions.

Drug Interactions:

Co-administration of drugs subject to renal clearance (e.g., probenecid, NSAIDs, and trimethoprim/sulfamethaxazole) may result in delayed renal clearance.

Use in Specific Patient Population:

Nursing mothers should be advised to discontinue nursing or the drug, taking into consideration the importance of the drug to the mother.

For additional important safety information, please see the full prescribing information for FOLOTYN at www.allos.com.

Safe Harbor Statement

This press release contains forward-looking statements that are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. These forward-looking statements include, but are not limited to, statements regarding the commercialization of FOLOTYN for the treatment of patients with relapsed or refractory PTCL;  Allos’ projected timeline for announcing top line results from its Phase 2b clinical trial comparing FOLOTYN and erlotinib (Tarceva) in patients with advanced NSCLC; Allos’ projected operating costs and expenses for fiscal year 2010; Allos’ intent and projected timeline to submit an MAA in Europe; other statements regarding Allos’ future product development and regulatory strategies, including its intent to develop or seek regulatory approval for FOLOTYN in specific indications; and other statements that are other than statements of historical facts. In some cases, you can identify forward-looking statements by terminology such as “may,” “will,” “should,” “expects,” “intends,” “plans,” “anticipates,” “believes,” “estimates,” “predicts,” “projects,” “potential,” “continue,” and other similar terminology or the negative of these terms, but their absence does not mean that a particular statement is not forward-looking. Such forward-looking statements are not guarantees of future performance and are subject to risks and uncertainties that may cause actual results to differ materially from those anticipated by the forward-looking statements. Important factors that may cause actual results to differ materially include, but are not limited to, the risks and uncertainties associated with the acceptance of FOLOTYN in the marketplace; the status of reimbursement from third party payers; Allos’ dependence on third party manufacturers; Allos’ compliance with applicable regulatory requirements, including the healthcare fraud and abuse laws and Allos’ post-marketing requirements; that the design of or data collected from the PROPEL trial may not be sufficient to support marketing approval in Europe; that Allos may experience difficulties or delays in the initiation, progress or completion of its clinical trials, whether caused by competition, adverse events, investigative site initiation rates, patient enrollment rates, regulatory issues or other factors; and that Allos may lack the financial resources and access to capital to support its future operations, including its product development and commercialization plans for FOLOTYN. Additional information concerning these and other factors that may cause actual results to differ materially from those anticipated in the forward-looking statements is contained in the “Risk Factors” section of the Company’s Annual Report on Form 10-K for the year ended December 31, 2009, and in the Company’s other periodic reports and filings with the Securities and Exchange Commission. The Company cautions investors not to place undue reliance on the forward-looking statements contained in this press release. All forward-looking statements are based on information currently available to Allos on the date hereof, and Allos undertakes no obligation to revise or update these forward-looking statements to reflect events or circumstances after the date of this presentation, except as required by law.

Note: The Allos logo and FOLOTYN name are trademarks of Allos Therapeutics, Inc.

Tarceva is a registered trademark of OSI Pharmaceuticals, Inc.

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(Tables follow)

ALLOS THERAPEUTICS, INC.

CONDENSED STATEMENTS OF OPERATIONS

(in thousands, except share and per share information)

(unaudited)

	Three Months Ended December 31,		Years Ended December 31,
	2009	2008	2009	2008
Net product sales	$3,585	$—	$3,585	$—

Operating costs and expenses:
Cost of sales, excluding amortization expense	408	—	408	—
Research and development	7,944	8,056	32,618	30,595
Selling, general and administrative	18,121	7,268	44,448	23,044
Amortization of intangible asset	114	—	121	—
Total operating costs and expenses	26,587	15,324	77,595	53,639
Operating loss	(23,002)	(15,324)	(74,010)	(53,639)
Interest and other income, net	76	586	380	1,909
Loss before income taxes	(22,926)	(14,738)	(73,630)	(51,730)
Income tax benefit	—	—	77	—
Net loss	$(22,926)	$(14,738)	$(73,553)	$(51,730)
Net loss per share: basic and diluted	(0.22)	(0.18)	(0.81)	(0.69)
Weighted average shares: basic and diluted	102,007,968	80,894,796	90,469,720	75,399,774

ALLOS THERAPEUTICS, INC.

CONDENSED BALANCE SHEETS

(in thousands)

(unaudited)

	December 31,	December 31,
	2009	2008
ASSETS
Cash, cash equivalents and investments in marketable securities	$158,544	$83,967
Accounts receivable	4,862	—
Intangible asset, net	5,679	—
Other assets	4,130	4,066
Property and equipment, net	2,169	1,307
Total assets	$175,384	$89,340
LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities, excluding deferred revenue	$15,171	$9,876
Deferred revenue	669	—
Stockholders’ equity	159,544	79,464
Total liabilities and stockholders’ equity	$175,384	$89,340